FOR FURTHER INFORMATION: Michael W. McCarthy Vice President – Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

Press Release

  FOR IMMEDIATE RELEASE
     August 15, 2007

PHOTRONICS REPORTS THIRD QUARTER RESULTS

     BROOKFIELD, Connecticut August 15, 2007 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2007 third quarter results for the period ended July 29, 2007.

     Sales for the quarter were $104.3 million compared to $108.2 million for the third quarter of fiscal year 2006. Semiconductor photomasks accounted for $85.3 million, or 81.8% of revenues during the third quarter of fiscal 2007, while flat panel display (FPD) photomasks accounted for $19.0 million, or 18.2% of revenues. During the third quarter of fiscal 2006, semiconductor photomasks accounted for 80.6% of revenues and FPD photomasks accounted for 19.4% of revenues.

     Net income for the third quarter of fiscal year 2007 amounted to $2.2 million, or $0.05 per diluted share compared to net income of $4.6 million, or $0.11 per diluted share for the third quarter of fiscal 2006.

     Sales for the first nine months of 2007 were $319.9 million compared to $339.6 million for the first nine months of fiscal 2006. Semiconductor photomasks accounted for $259.2 million, or 81.0% of revenues during the first nine months of fiscal 2007, while FPD photomasks accounted for $60.7 million, or 19.0% of revenues. Year-over-year, semiconductor photomask revenues decreased 1.9%, while FPD photomask revenues decreased 19.4%.

     Net income for the first nine months of fiscal 2007 amounted to $24.2 million, or $0.53 per diluted share, compared to the prior year’s first nine months net income of $19.5 million, or $0.45 per diluted share. Net income for the first nine months of 2007 includes a net benefit of $7.9 million, or $0.16 per share, relating to the resolution and settlement of United States and foreign tax liabilities associated with uncertain tax positions in prior years. Net income for the second quarter of 2006 included a charge of $11.4 million after tax, or $0.22 per diluted share, in connection with the Company’s previously disclosed restructuring of its operations in North America.

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Photronics, Inc.     15 Secor Road   •   Brookfield, Connecticut 06804   •   (203)775-9000   •   www.photronics.com

PHOTRONICS REPORTS THIRD QUARTER RESULTS	PAGE TWO

     Michael J. Luttati, Chief Executive Officer commented, “During the quarter, revenues were impacted by continued softness in the demand for flat panel display masks and a shortfall in expected design releases from European semiconductor photomask customers. We believe that the conditions affecting design release patterns for both these markets will improve before the end of calendar 2007.” He concluded, “As we turn our attention toward future opportunities, we are confident that the strategic initiatives we have been implementing all throughout fiscal 2007, together with increasingly favorable market dynamics, will begin having a positive and long reaching impact upon our performance throughout fiscal 2008.”

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Thursday, August 16th, and will be archived for instant replay access until the Company reports its fiscal fourth quarter results after the market closes on Tuesday, December 4, 2007. The live call dial-in number is 212-748-2807.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the joint venture, the planned fabrication facility, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to maintain a bank facility or secure other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facility, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

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Photronics, Inc.     15 Secor Road   •   Brookfield, Connecticut 06804   •   (203)775-9000   •   www.photronics.com